

Cal Dive International

2nd Quarter 2009 Earnings Conference Call

July 30, 2009

Forward-Looking Statements

This presentation may include "forward-looking" statements that are generally identifiable through our use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this presentation, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn on our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., and other risks detailed in our Form 10-K on file with the Securities and Exchange Commission.

CAL DIVE INTERNATIONAL

Presentation Outline

- Summary of 2nd Quarter 2009 Results
- Discussion of Financial Results
- Non-GAAP Reconciliations
- Questions and Answers

Summary of 2Q Results

- Successful progress on China and Mexico projects.
- Continuation of GOM hurricane salvage & repair activity.
- New construction projects in GOM and US East Coast.
- Helix reduction in ownership from 51% to 26%.
- Completion of the majority of drydock days.
- Backlog.
- Outlook.

CAL DIVE INTERNATIONAL

Backlog



$500
$400
$300
$200
$100
$0
($MM)
$284
$402
$350
$484
6/30/2009
3/31/2009
12/31/2008
6/30/2008

Summary of Financial Results

(all amounts in thousands, except per share amounts and percentages)

	2nd Quarter	
	2009	**2008**
Revenues	$260,316	$171,970
Gross Profit	70,761	47,256
Margins	**27.2%**	**27.5%**
Net Income	28,627	16,901
Margins	**11.0%**	**9.8%**
Diluted EPS	0.30	0.16
Wtd. Avg. Diluted Shares O/S	94,309	105,964
EBITDA (1)	$65,838	$48,482
Margins	**25.3%**	**28.2%**

(1) See Reconciliation of Non-GAAP Financial Measures on page 11 of this presentation.

Key Statistics

	Three Months Ended June 30,		Six Months Ended June 30,	
	2009	2008	2009	2008
Effective Utilization (1) -				
Saturation Diving Vessels	89%	92%	90%	80%
Surface Diving Vessels	70%	63%	66%	45%
Construction Barges	50%	39%	39%	30%
Calendar Day Utilization -				
Saturation Diving Vessels	74%	64%	72%	59%
Surface Diving Vessels	64%	61%	61%	43%
Construction Barges	46%	39%	33%	29%

(1) Effective vessel utilization is calculated by dividing the total number of days the vessels generated revenues by the total number of days the vessels were available for operation in each period excluding days in which the vessels were in drydocking or taken out of service for upgrades.

CAL DIVE INTERNATIONAL

International Revenue


2Q 2009
68%
$83m
32%
YTD 2Q 2009
62%
$176m
38%
2Q 2008
73%
$46m
27%
YTD 2Q 2008
63%
$118m
37%
Domestic
International

CAL DIVE INTERNATIONAL

Financial Flexibility

As of June 30, 2009

Net Debt to Book Capitalization (1)


31%
Net Debt

Cash on Hand
$87 million

$300M Revolving Credit Facility


63%
Available Capacity
($190m)
Letters of Credit

(1) Calculated as total debt less cash divided by stockholders' equity plus debt less cash.

CAL DIVE INTERNATIONAL

Non-GAAP Reconciliations



Reconciliation of Non-GAAP Financial Measures

(all amounts in thousands)

	2nd Quarter 2009	2nd Quarter 2008
EBITDA (unaudited)	**$65,838**	**$48,482**
Less: Depreciation & Amortization	18,879	17,675
Less: Non-Cash Stock Comp. Expense	1,758	1,481
Less: Net Interest Expense	3,710	4,842
Less: Provision for Income Taxes	12,864	7,583
Net Income	**$28,627**	**$16,901**

CAL DIVE INTERNATIONAL